Exhibit 99.1

Blount Announces First Quarter 2015 Results

•	First quarter 2015 sales declined 11 percent to $206 million, reflecting headwind from a strong U.S. Dollar

•	Maintaining full year 2015 guidance for sales and Adjusted EBITDA

•	Outstanding debt refinanced with new five-year, $600 million senior credit facility

PORTLAND, OR - May 7, 2015: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced results for the first quarter ended March 31, 2015.

Results for the Quarter Ended March 31, 2015
Sales in the first quarter were $206.0 million, a decrease of $26.0 million or 11.2 percent compared to the first quarter of 2014. Operating income for the first quarter of 2015 was $10.8 million compared to $20.8 million in the same quarter last year. Consolidated Adjusted EBITDA for the first quarter of 2015 was $22.8 million compared to $34.6 million in the same quarter last year. First quarter net income was $9.0 million, or $0.18 per diluted share, compared to $10.6 million, or $0.21 per diluted share, in the first quarter of 2014.

“As we expected, we experienced significant currency-related headwinds in the first quarter driven by the strength of the U.S. Dollar,” stated Josh Collins, Blount’s Chairman and CEO. “While our sales were naturally impacted by the translation of non-U.S. Dollar sales, we also experienced pressure on sales volumes as foreign customers that pay in U.S. Dollars delayed purchases in the quarter. In response, we have managed overhead and SG&A to essentially flat levels compared to the prior year in spite of the cost pressure coming from higher benefit expenses.”

Blount operates primarily in two business segments - the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden
The FLAG segment had first quarter 2015 sales of $142.4 million, which was $22.9 million lower than the first quarter of 2014. Excluding sales in the U.S., which declined less than one percent, first quarter 2015 sales were down in all other geographies, primarily as a result of foreign currency translation impacts as well as the volume pressure of a stronger U.S. Dollar. Sales in Europe decreased by approximately 16 percent, in Asia by approximately 25 percent, and in the rest of the world by approximately 13 percent. Aside from currency translation impacts, the FLAG segment experienced a reduction in sales volumes, particularly where non-U.S. customers pay in U.S. Dollars. The FLAG segment also experienced reduced average selling prices in certain markets, in part to address the impact of a stronger U.S. Dollar. The change in segment sales for the comparable first quarter periods is illustrated below.

Change in FLAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
First quarter 2014	$165.2
Increase / (Decrease)
Foreign Exchange Translation	(9.3)	(5.7)%
	155.9	(5.7)%
Unit Volume	(11.6)	(7.0)%
Selling Price / Mix	(1.9)	(1.1)%
First quarter 2015	$142.4	(13.8)%

Segment backlog was $145.8 million at March 31, 2015, a decrease of seven percent from $156.8 million on March 31, 2014 related to foreign currency exchange rate impact.

Segment Earnings Before Interest, Taxes, Depreciation, Amortization, and certain charges (“Adjusted EBITDA”) were $24.8 million for the first quarter of 2015, including $7.5 million of allocated shared services expenses. Adjusted EBITDA declined 28.3 percent for the first quarter of 2015 versus the first quarter of 2014. The change in FLAG Adjusted EBITDA for the comparable first quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
First quarter 2014	$28.1	17.0%	$6.5	$34.6	20.9%
Increase / (Decrease)
Steel Costs	(0.4)
Foreign Exchange Translation	(1.0)
	26.7	17.1%
Unit Volume	(4.6)
Selling Price / Mix	(1.9)
Costs / Mix	(2.0)
	18.1	12.7%
Acquisition accounting(1)	0.1
First quarter 2015	$18.3	12.8%	$6.5	$24.8	17.4%

(1) Represents change in non-cash acquisition accounting impact for all FLAG business units

Segment contribution to operating income and Adjusted EBITDA was pressured mostly by currency driven translation and sales volume impacts. Additionally, operating costs were higher along with the cost of steel. Operating costs were approximately $2.0 million higher, driven by costs related to defined benefit retirement plan expenses. Defined benefit retirement plan expenses increased as a result of lower discount rates and the adoption of new mortality tables reflecting increased average life expectancies. The FLAG segment also adjusted plant sourcing in the quarter, driving some production cost inefficiency, and also experienced elevated inbound freight expense. FLAG factory utilization was 89 percent in the first quarter of 2015 compared to 88 percent in the first quarter of 2014.

Farm, Ranch, and Agriculture
The FRAG segment reported first quarter 2015 sales of $55.9 million, a decrease of $4.0 million from the first quarter of 2014. The reduction in sales was driven mainly by lower volumes of agriculture attachments and agriculture cutting blades. Log splitter volumes declined approximately three percent compared to the record first quarter demand in 2014. The change in segment sales for the comparable first quarter periods is illustrated below.

Change in FRAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
First quarter 2014	$59.9
Increase / (Decrease)
Foreign Exchange Translation	(0.5)	(0.9)%
	59.4	(0.9)%
Unit Volume	(4.2)	(7.1)%
Selling Price / Mix	0.8	1.3%
First quarter 2015	$55.9	(6.7)%

Segment backlog was $18.3 million at March 31, 2015 compared to $22.9 million at March 31, 2014 on seasonal ordering patterns and generally weaker market conditions.

The FRAG segment had $1.8 million of Adjusted EBITDA in the first quarter of 2015, including $2.4 million of allocated shared services expenses. The change in the first quarter 2015 contribution to operating loss compared to the first quarter of 2014 is presented below.

Change in FRAG Segment Contribution to Operating Loss and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Loss	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
First quarter 2014	$(0.9)	(1.5)%	$4.0	$3.1	5.2%
Increase / (Decrease)
Steel Costs	0.1
Foreign Exchange Translation	—
	(0.9)	(1.5)%
Unit Volume	(0.9)
Selling Price / Mix	0.8
Costs / Mix	(1.2)
	(2.2)	(3.9)%
Acquisition accounting(1)	0.3
First quarter 2015	$(1.9)	(3.4)%	$3.8	$1.8	3.3%

(1) Represents change in non-cash acquisition accounting impact for all FRAG business units

The impact of lower sales volumes and higher costs was partially offset by a normal increase in average pricing in the FRAG segment. Cost/mix was unfavorable compared to the first quarter of 2014 as a result of elevated material-related costs and unfavorable product channel mix.

Corporate and Other
Corporate and Other net expense was $5.5 million, representing an improvement of $0.9 million from the first quarter of 2014. The first quarter 2014 restructuring charge of $1.5 million was not repeated in 2015. SG&A spending increased, mostly in the area of employee benefit expenses, and partially offset the benefit of not having a restructuring charge. Employee benefits were higher in the first quarter of 2015 primarily as a result of increased retirement plan expenses.

Net Income

First quarter 2015 net income decreased primarily due to lower overall operating income in the first quarter of 2015 compared to 2014. Net interest expense decreased $0.3 million to $4.2 million in the first quarter of 2015 as a result of lower average borrowing levels. Other income increased $6.8 million primarily as a result of foreign exchange impacts on non-operating assets. The change in net income for the first quarter of 2015 compared to the first quarter of 2014 is summarized in the table below.

Change in Consolidated Net Income
(In millions, except per share data; amounts may not sum due to rounding)	Pre-tax Income	Income Tax Effect	Net Income	Diluted Earnings per Share
First quarter 2014 Results	$16.3	$5.7	$10.6	$0.21
Change due to:
Increased operating income excluding acquisition accounting	(10.3)	(3.6)	(6.7)	(0.13)
Acquisition accounting	0.3	0.1	0.2	—
Decreased net interest expense	0.3	0.1	0.2	—
Change in other expense	6.8	2.4	4.4	0.09
Change in income tax rate	—	(0.3)	0.3	0.01
First quarter 2015 Results	$13.4	$4.4	$9.0	$0.18

Cash Flow and Debt
As of March 31, 2015, the Company had net debt of $397.8 million, an increase of $40.9 million from December 31, 2014 and a decrease of $5.4 million compared to March 31, 2014. The increase in net debt since December 31, 2014 was primarily the result of free cash flow use of $20.3 million, mainly on increases in working capital. The Company repurchased $16.1 million of the Company's stock in the quarter representing approximately 1.1 million shares. Finally, exchange rate fluctuations increased net debt by $4.5 million. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to last-twelve-months (“LTM”) Adjusted EBITDA was 3.1x as of March 31, 2015, which is higher compared to December 31, 2014 and reflects higher net debt and reduced Adjusted EBITDA.

New five-year, $600 million Senior Credit Facility
Effective May 5, 2015, the Company entered into a new $600 million senior credit facility (the "New Facility") consisting of a $300 million revolving credit facility and a term loan facility of $300 million, which may be increased by as much as $200 million in aggregate. The New Facility includes a lower variable interest rate on borrowings than in the senior credit facility it replaces, and it extends the maturity dates of both the term loan and revolving credit facilities to May 2020. The Company repaid all amounts outstanding under the existing senior credit facility in May 2015 upon closing the New Facility. The variable interest rate on the term loan and revolving credit facilities will initially be LIBOR plus 2.00%, subject to adjustment based on outstanding borrowing levels.

The Company estimates that cash interest savings from the amended and restated senior credit facility will be approximately $2 million per year, based on current borrowing and LIBOR levels. Bank of America, N.A. acted as the Administrative Agent; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, and J.P. Morgan Securities LLC acted as joint lead arrangers and joint bookrunners, and SunTrust Bank acted as documentation agent for the New Facility.

2015 Financial Outlook
The significant change in foreign currency markets related to the strength of the U.S. Dollar has overridden historic patterns of sales volume growth, particularly in the FLAG segment. The Company has significant foreign sales denominated in U.S. Dollars. As a result, many of the Company's products are effectively priced higher for customers. While uncertainty exists, the Company's maintains its estimate for fiscal year 2015 sales to range between $900 million and $950 million, operating income to range between $78.5 million and $93.5 million, and Adjusted EBITDA to range between $130 million and $145 million. The Company's expectations for sales assumes

FLAG segment sales decline one percent to seven percent and FRAG segment sales remain flat to an increase of three percent, both compared to 2014 levels. In the 2015 guidance, steel prices are estimated to increase by $1 million to $2 million compared to 2014. The 2015 operating income outlook includes non-cash charges of approximately $12 million related to acquisition accounting amortization. Free cash flow in 2015 is expected to range between $40 million and $50 million, after approximately $40 million to $50 million of capital expenditures. Net interest expense is expected to be between $17 million and $18 million in 2015, and the effective income tax rate for continuing operations is expected to be between 34 percent and 37 percent in 2015.

A comparison of key operating indicators for 2014 actual results and the 2015 outlook is provided in the table below.

(In millions)	2014 Actual	2015 Outlook High	2015 Outlook Low
Sales	$944.8	$950.0	$900.0
Operating Income(1)	64.2	93.5	78.5
Adjusted EBITDA	138.0	145.0	130.0
Free Cash Flow	45.6	50.0	40.0
Net Capital Expenditures	37.1	50.0	40.0
Net Debt at Period End(2)	356.9	332.5	342.5
Net Debt/Adjusted EBITDA	2.6x	2.3x	2.6x
(1) 2014 Actual Operating Income includes a $21.1 million non-cash charge related to impairment of certain acquired intangible assets
(2) 2015 Outlook does not include potential share repurchases for the period April 1, 2015 through December 31, 2015

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 110 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, ICS® and Pentruder® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2014	2015
Sales	$231,959	$205,990
Cost of goods sold	165,066	150,663
Gross profit	66,893	55,327
Selling, general, and administrative expenses	44,568	44,496
Facility closure and restructuring charges	1,537	—
Impairment of acquired intangible assets	—	—
Operating income	20,788	10,831
Interest expense, net of interest income	(4,488)	(4,207)
Other income, net	2	6,801
Income before income taxes	16,302	13,425
Provision for income taxes	5,716	4,383
Net income	$10,586	$9,042

Basic net income per share:	$0.21	$0.18
Diluted net income per share:	$0.21	$0.18
Weighted shares used in per share calculations:
Basic	49,631	49,355
Diluted	50,247	50,141

Free Cash Flow	Three Months Ended March 31,
(Amounts in thousands)	2014	2015
Net cash used by operating activities	$(274)	$(11,358)
Net purchases of property, plant, and equipment	(5,469)	(8,915)
Free cash flow	$(5,743)	$(20,273)

Segment Information	Three Months Ended March 31,
(Amounts in thousands)	2014	2015
Sales:
FLAG	$165,215	$142,360
FRAG	59,881	55,891
Corporate and Other	6,863	7,739
Total sales	$231,959	$205,990
Contribution to operating income (loss):
FLAG	$28,077	$18,255
FRAG	(899)	(1,921)
Corporate and Other	(6,390)	(5,503)
Total operating income	$20,788	$10,831

Condensed Consolidated Balance Sheets	December 31,	March 31,
(Amounts in thousands)	2014	2015
Assets:
Cash and cash equivalents	$27,254	$23,940
Accounts receivable, net	123,099	136,519
Inventories	163,572	171,301
Assets held for sale	7,200	7,200
Other current assets	41,686	42,654
Property, plant, and equipment, net	169,440	167,059
Other non-current assets	261,419	255,357
Total Assets	$793,670	$804,030
Liabilities:
Current maturities of long-term debt	$15,131	$15,129
Other current liabilities	129,928	117,625
Long-term debt, excluding current maturities	369,072	406,634
Other long-term liabilities	121,982	122,345
Total liabilities	636,113	661,733
Total stockholders’ equity	157,557	142,297
Total Liabilities and Stockholders’ Equity	$793,670	$804,030

Net debt (Current maturities of long-term debt plus
Long-term debt less Cash and cash equivalents)	$356,949	$397,823

Sales and Adjusted EBITDA
(Amounts may not sum due to rounding)

Three Months Ended March 31,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual
Total sales	$165,215	$142,360	$59,881	$55,891	$6,863	$7,739	$231,959	$205,990

Operating income (loss)	28,077	18,255	(899)	(1,921)	(6,390)	(5,503)	$20,788	$10,831
Depreciation	6,148	6,307	1,166	1,212	162	177	7,476	7,696
Non-cash acquisition accounting charges	336	227	2,818	2,545	149	185	3,303	2,957
Stock compensation	—	—	—	—	1,452	1,361	1,452	1,361
Facility closure and restructuring charges	—	—	—	—	1,537	—	1,537	—
Adjusted EBITDA	$34,561	$24,789	$3,085	$1,836	$(3,090)	$(3,780)	$34,556	$22,845

	Total Company
Twelve Months Ended December 31,	2014 Actual	2015 Outlook High	2015 Outlook Low
Total sales	$944,819	$950,000	$900,000

Operating income	$64,225	$93,500	$78,500
Depreciation	31,425	34,000	34,000
Non-cash acquisition accounting charges	13,600	12,000	12,000
Impairment of acquired intangible assets	21,074	—	—
Stock compensation	4,924	5,500	5,500
Facility closure and restructuring charges	2,763	—	—
Adjusted EBITDA	$138,011	$145,000	$130,000